Exhibit 10.7
March 31,2005
William H. Beaver, Jr.
Karr Tuttle Campbell
1201 Third Avenue, Suite 2900
Seattle, WA 98101
Dear Bill:
On behalf of Intelius, Inc. (“Intelius”), I am pleased to invite you to serve as a consultant of Intelius. This letter sets forth the terms of your consultancy and expectation of future employment as [General Counsel] with Intelius. If you wish to accept the consultancy arrangement with Intelius on these terms, please so indicate by this letter. In anticipation of (but without limitation of either of our respective rights) you are also enclosing two copies of the enclosed Employment Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”). This Confidential Information Agreement will become effective upon your employment with Intelius. In the meantime, effective as of the date hereof, you will be bound by Sections 2.1, 2.3, 2.4, 3.2, 4 and 5 of the Confidential Information Agreement. This offer and all terms of consultancy stated in this letter will expire if you have not returned a signed copy of both agreements to me on or before April ___, 2005.
Term of Consultant Relationship and Employment
We intend for you to begin employment with Intelius as [General Counsel] by Monday, August 31, 2005. In the interim, you will serve as a consultant to Intelius at the hourly compensation rate described below. During your service as a consultant to Intelius, you have the right to perform services for others (including your current private practice of law) and you will not be obligated to devote full time to performing services for Intelius. You will have full and complete liberty to use your own free and uncontrolled judgment and discretion as to the method of performance of the services you provide to Intelius. Until advised to the contrary, individual assignment for consulting work will be distributed through Naveen Jain, Paul Cook and                                         .
Upon commencement of any employee relationship with Intelius, the work that you would perform as such an employee will be the usual and customary work of a [General Counsel], as well as any additional duties that the Company may instruct you to perform. It is understood and agreed that it is the intent of the parties that upon assumption of the position of [General Counsel] you will provide services to Intelius on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of Intelius.

OFFER OF EMPLOYMENT LETTER	INTELIUS, INC.

Compensation
Consultant Compensation. During your term as a consultant of Intelius, you will be compensated at a rate of $100 per hour. Payment shall be made on the basis of an itemized invoice upon completion of work activities. You will submit payment requests to Intelius not more frequently than monthly, and shall be paid within 30 days of billing.
Employment Compensation. In the event you begin employment with Intelius as [General Counsel], your initial annual salary will be at the rate of $200,000 per year, in accordance with Intelius’ normal payroll practices and normal payroll deductions. Your salary will be reviewed at least annually.
Benefits
Except for the equity compensation described below, you will not be eligible to participate in Intelius’ employee compensation programs as a consultant. Upon commencement of employment with Intelius as [General Counsel] you will be entitled, during your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by Intelius to its other employees.
Equity Compensation
Intelius wishes to ensure that your energies are wholly devoted to the long-term interests of Intelius and its stockholders. Accordingly, subject to approval by the Intelius Board of Directors (the “Board”) and the execution by you of a notice of stock option grant, you will receive an option to purchase 175,000 shares of Intelius, Inc. Class A Common Stock. The grant of this option is effective as of the date hereof, but it is subject to the commencement of your employment at Intelius no later than August 31, 2005. As a result, any failure to become so employed whether by any action, inability or inaction on your part or any action, inaction or inability on the part of Intelius will result in an immediate and automatic termination of the option. Furthermore, upon a commencement of your employment, the option will be subject to vesting over a four-year period of time with 1/4 of the option shares (43,750) to vest and become exercisable on the one year anniversary of the date hereof and 1/48 of your option shares to vest monthly thereafter over the next three years of employment. You acknowledge and agree that you will forfeit your rights to any stock options unless you begin your employment with Intelius by August 31, 2005. The exercise price per share of the option will be set as the per share fair market value of Intelius’ Class A Common Stock on the date hereof, as determined by the Board.
Confidential Information Agreement
As a condition of any employment pursuant to this offer letter, we require that you sign the Confidential Information Agreement attached hereto as Exhibit A. Please note that Intelius’ willingness to enter into a consultant and any future employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

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Employment at Will
Your service as consultant may be terminated by Intelius at any time, for any reason, with or without cause, upon two weeks prior written notice. You acknowledge and agree that any employment relationship with Intelius will also be “at will,’ which means that either you or Intelius may terminate your consultancy or employment with Intelius at any time, for any reason, with or without cause. Any statements to the contrary that may have been made to your or that may be made to you, by Intelius, its agents, or representatives are superseded by this offer letter. If you wish to terminate your consultancy or employment, Intelius requests that you provide written notice at least two weeks prior to the effective date of your resignation.
Additional Provisions
Intelius will not (a) withhold FICA (Social Security and Medicare taxes) or any other local, state or federal taxes from your consulting fee; (b) make FICA payments on your behalf; or (c) make state or federal unemployment compensation contributions on your behalf. Intelius will issue a Form 1099 with respect to your consulting fee for services under this agreement and you shall pay all taxes incurred while performing services as a consultant under this Agreement including all applicable income taxes and self-employment (Social Security) taxes, as well as any other required local, state or federal taxes. Upon demand, you shall provide Intelius with proof that such payments have been made.
Intelius shall not obtain workers’ compensation insurance on your behalf and you acknowledge that your status as a consultant does not entitle you to any such coverage.
Your employment with Intelius will also be contingent upon your submitting legally required proof of your identity and authorization to work in the United States. On your first day of employment you will need to provide the required identification.
The term of this offer letter, including the equity compensation, are subject to the approval of the Board. Upon your acceptance of this offer, Intelius promptly will have prepared the documents necessary to effect all the terms of this agreement, and you agree to assist Intelius in causing the same to be prepared and executed.
You represent that your employment as [General Counsel] as of the start date specified above will not be in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition or similar agreement.
You acknowledge and agree that although Intelius intends for you become an employee by August 31, 2005, consistent with the at-will nature of the employment you are being offered, Intelius makes no assurances of employment and reserves the right to revoke the employment offer at any time for any or no reason. Intelius acknowledges and agrees that you are under no obligation to accept employment with Intelius.

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If you accept this offer to serve as consultant, the terms described in this letter, to the extent they apply to the employment relationship, will also be the terms of any employment relationship with Intelius and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of Intelius to be enforceable.
I am delighted about the possibility of you joining us. I hope you will accept this offer and I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,
/s/ Naveen Jain
Naveen Jain
Intelius, Inc.

ACCEPTANCE
I accept the foregoing employment relationship with Intelius, Inc. under the terms and conditions set forth in this letter.

/s/ William H. Beaver
PRINTED NAME: WILLIAM H. BEAVER, JR.

DATE: March 31, 2005

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EXHIBIT A
CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND
NONCOMPETITION AGREEMENT
In consideration of my engagement as an employee or independent contractor with Intelius, Inc., a Delaware corporation (the “Company”), the training, contacts and experience that I may receive in connection with such engagement, the compensation paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows:
Section 1. Definitions
The following terms have the following specified meanings in this Agreement:
“Competing Business” means any enterprise, whether commercial or non-profit, that is or that is preparing to be in competition with any aspect of the Company or its business or anticipated business. Without limiting the generality of the foregoing, a Competing Business includes any business whose commercial efforts involve (a) information services syndication or delivery involving the aggregation of information from various data sources or (b) any products or services in competition with products or services which are, at any time during the Term, either (i) produced, marketed or otherwise exploited by the Company or (ii) in actual or demonstrably anticipated research or development by the Company.
“Confidential Information” means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed or discovered by me, whether solely or jointly with others, during the Term, or (b) is or has been received or otherwise becomes known to me in connection with my engagement. Without limiting the generality of the foregoing, Confidential Information includes information relating to Inventions and Works, trade secrets, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential. Notwithstanding the foregoing, Confidential Information shall exclude any information, including any information listed above or any part thereof that is given or is disclosed to me by a third party who is under no obligation to the Company to hold such information confidential.
“Inventions and Works” means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company’s business, research or investigations or results from or is suggested by any work performed by me for the Company and (b) created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company.
“Material” means any product, prototype, sample, model, document, diskette, tape, storage media, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, electronic, magnetic or other form, any Confidential Information or Inventions and Works.
“Proprietary Right” means any patent, copyright, mask work, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works or Material.
“Term” means the period from the beginning of my engagement with the Company, whether on a full-time, part-time or consulting basis, through the last day of such engagement.
Section 2. Confidential Information, Inventions and Works, and Materials
2.1 As between the Company and me, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute “works made for hire” under applicable copyright laws.
2.2 I hereby irrevocably assign and transfer to the Company, without any separate compensation, all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, subject to the limitations set forth in the notice below (or, if I live in one of the states listed in the Invention Notice Schedule attached to this Agreement, the notice for such state, as further discussed in the notice in Section 2.5 below). This assignment and transfer is independent of any obligation or commitment made to me by the Company. Further, I hereby waive any moral rights that I may have in or to any Confidential Information, Inventions and Works,
CONFIDENTIAL INFORMATION, INVENTIONS AND NONCOMPETITION AGREEMENT

Materials and Proprietary Rights. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s right, title and interest in the Confidential Information, Inventions and Works, Materials and Proprietary Rights and the license rights described in Section 2.5 below. I will not contest the validity of any Proprietary Rights.
2.3 Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions and Works or Materials, or (b) remove any Materials from the Company’s premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term.
2.4 I will promptly disclose to the Company all Confidential Information, Inventions and Works, and Materials, as well as any business opportunity which comes to my attention during the Term and that relates to the business of the Company or which arises as a result of my engagement by the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else either during or after the Term without the prior written consent of the Company.
2.5 I hereby irrevocably grant to the Company, to the full extent of my rights in and to the same, a fully paid-up, perpetual, worldwide right and license, with the right to sublicense, disclose, offer, distribute, import, make, have made, make derivative works of, use and otherwise exploit any trade secrets, copyrights, ConfIdential Information, Inventions and Works belonging to me or any third party that I disclose to the Company or its personnel or use in any Inventions and Works or Material.
NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of RCW 49.44.140. If I live in one of the states listed in the Invention Notice Schedule attached to this Agreement, the notice for such state set forth therein, rather than the foregoing Notice, will apply to this Agreement, and I acknowledge that I have read and received such notice.
Section 3. Noncompetition
3.1 During the Term and for a period of two (2) years after the end of the Term, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section 3.1, I will not be considered to be connected with any Competing Business solely on account of: (a) my ownership of less than five percent (5%) of the outstanding capital stock or other equity interests in any Competing Business; or (b) my engagement by, performance of services for, participation in or other connection with any business that is not a Competing Business but that is carried on by an entity that carries on a Competing Business as a separate division or other independent organization.
3.2 During the Term and for a period of one (I) year after the end of the Term, I will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, me or any enterprise with which I am in any way associated, whether or not it is a Competing Business.
Section 4. No Conflicting Obligations
4.1 My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound.
4.2 I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this Section 4.2 will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.
4.3 I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company, or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.
Section 5. Miscellaneous
5.1 This Agreement is not a contract of employment and no rights of employment are hereby created. Unless otherwise set forth in a written agreement signed by me and the Company, my engagement with the Company is “at will” and may be terminated at any time, with or without cause, by me or the Company. This Agreement will survive any termination of the Term or my engagement.
5.2 In the event of any breach of or default under this Agreement by me, the Company may suffer
CONFIDENTIAL INFORMATION, INVENTIONS AND NONCOMPETITION AGREEMENT

irreparable harm and have no adequate remedy at law. In the event of any such breach or default, or any threat of such breach or default, the Company will be entitled to injunctive relief, specific performance and other equitable relief without the necessity of posting a bond or other security. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys’ fees and other costs incurred in that action or proceeding. The rights and remedies of the Company under this Section 5.2 are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise.
5.3 This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision, and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.
5.4 The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.
5.5 This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions and Works, Materials and Proprietary Rights of the Company. This Agreement is independent of any other written agreements between me and the Company regarding other aspects of my engagement. This Agreement may not be amended, except in a writing signed by me and an authorized representative of the Company.
5.6 This Agreement will be governed by the laws of the State of Washington without regard to its choice of law principles to the contrary. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.
5.7 I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration, and (d) I have received a copy of this Agreement.
CONFIDENTIAL INFORMATION, INVENTIONS AND NONCOMPETITION AGREEMENT